Exhibit 99.1

Contact: Larry Lenig

President and CEO

713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2003 RESULTS

Extends Standstill Agreement With Noteholders Until May 30, 2003

HOUSTON, May 15, 2003 - Seitel, Inc. (OTCBB: SEIE; TSE: OSL) today reported revenues for the quarter ended March 31, 2003 of $30.3 million. This represents a 35% increase compared with revenues for the quarter ended March 31, 2002 of $22.5 million. Income from operations for the 2003 first quarter was $3.1 million compared to a loss from operations of $5.8 million in the 2002 first quarter.

For the quarter ended March 31, 2003, the Company reported a net loss of $2.1 million or $0.08 per share compared to a net loss of $18.3 million or $.73 per share in the same quarter a year ago. Results for the first quarter of 2003 include certain costs and charges totaling $4.0 million composed of (i) $3.8 million of costs and expenses related to the Company's restructuring efforts, various litigation and costs related to certain former employees; and (ii) $0.2 million of charges related to the Company's discontinued oil and gas operations. Partially offsetting these costs and charges was a gain of $1.4 million relating to a strengthening of the Canadian dollar. This gain is included in and reduces reported SG&A expenses for the first quarter of 2003. Results for the first quarter of 2002 included certain charges totaling $12.1 million composed of (i) $11.2 million in charges for the cumulative effect of a change in accounting policy for amortizing its seismic data library; and (ii) $0.9 million of charges related to the Company's discontinued oil and gas operations.

Larry Lenig, President and Chief Executive Officer of Seitel said, " First quarter results reinforce the momentum Seitel has established during the past year. The rebound in cash licensing sales coupled with solid performance in our data acquisition activities continues to underscore the fundamental soundness of our business model. Since the beginning of the year, we have undertaken a total of eight new data acquisition projects in the U.S. and Canada. Field work on the Canadian programs has been completed and the U.S. projects are progressing on schedule. These projects, coupled with library additions and enhancements from our other activities add about 900 square miles to our data library and further broaden and enhance the value of the data library for our customers. We remain appreciative of the dedication, hard work, enthusiasm and skill of Seitel's people and heartened by the commitments and reactions of our customers, vendors and our other business partners."

Revenue for the first quarter of 2003 and 2002 consisted of the following (in thousands):

	Three Months Ended
	March 31,

	2003	2002

Acquisition revenue	$8,491	$9,011
Licensing revenue:
Cash licensing sales	18,295	4,202
Non-monetary exchanges	3,109	3,025
Deferral of revenue	(12,372)	(3,447)
Selections of data	11,631	9,426
Solutions and other	1,170	296

Total	$30,324	$22,513

The increase in total revenue was primarily due to an increase in cash licensing sales, net of deferrals, and an increase in selections between periods. Cash licensing sales in the first quarter of 2003 generally were in line with the Company's results in the most recently completed three prior quarters and increased more than fourfold compared with the first quarter of 2002 when cash licensing sales were lower than any quarterly period since 1993. First quarter 2002 cash licensing sales were negatively impacted by lower than expected energy commodity prices, which led to an overall slowdown in spending on certain oil and gas activities, including seismic data. Uncertainty in the energy industry in the aftermath of the publicity regarding Enron's collapse exacerbated the general market sluggishness in the first quarter of 2002. Deferrals in the first quarter of 2003 increased substantially compared to the same period a year ago, and the increase is related directly to the higher level of cash licensing sales during the quarter. Selections increased by $2.2 million, or 23%, in the first quarter of 2003 compared with the corresponding period in 2002. This increase is in line with generally higher levels of activity during the first quarter of 2003. Solutions and other revenue increased by more than $800,000 in the first quarter 2003 compared with the same quarter of 2002 and reflects deliveries of data associated with higher levels of cash licensing and selections in the most recent period as well as the capture of activity previously outsourced to third parties.

In connection with its restructuring efforts, the Company and its Noteholders have amended their existing standstill agreement to require that the documents necessary for a restructuring be completed by May 30, 2003. Previously, these documents were required to be completed by May 15, 2003.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects.

FINANCIAL TABLES ON FOLLOWING PAGES

Certain statements contained in this release, including without limitation, statements containing the words "believes", "intends", "expects", "anticipates", and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of Seitel and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Seitel also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of	As of
	March 31,	December 31,
	2003	2002
	(Unaudited)

ASSETS
Cash and equivalents	$18,769	$21,517
Restricted cash	50	4,469
Receivables	51,836	48,908
Seismic data library, net	286,552	284,396
Property and equipment, net	18,649	19,789
Oil and gas operations held for sale	311	656
Investment in marketable securities	5	5
Deferred income taxes	8,452	11,322
Prepaid expenses, deferred charges and other	7,701	7,074

TOTAL ASSETS	$392,325	398,136

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$26,934	$31,391
Income taxes payable	406	916
Oil and gas operations held for sale	45	94
Debt and capital leases	270,102	272,061
Financial guaranty	554	554
Deferred revenue	58,063	56,084

TOTAL LIABILITIES	356,104	361,100

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Common stock, par value $.01 per share; 25,811,601
shares issued and outstanding	258	258
Additional paid-in capital	166,630	166,630
Retained earnings (deficit)	(123,941)	(121,793)
Treasury stock, at cost	(5,373)	(5,373)
Notes receivable from officers and employees for stock purchases	(1,123)	(1,178)
Accumulated other comprehensive loss	(230)	(1,508)

TOTAL STOCKHOLDERS' EQUITY	36,221	37,036

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$392,325	$398,136

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter ended
	March 31,

	2003	2002

REVENUE	$30,324	$22,513

EXPENSES:
Depreciation and amortization	18,146	17,806
Cost of sales	154	45
Selling, general and administrative	8,893	10,490

	27,193	28,341

INCOME (LOSS) FROM OPERATIONS	3,131	(5,828)

Interest expense and other, net	(5,007)	(4,162)

Loss from continuing operations before income taxes and
cumulative effect of change in accounting principle	(1,876)	(9,990)
Provision (benefit) for income taxes	35	(3,760)

Loss from continuing operations before cumulative
effect of change in accounting principle	(1,911)	(6,230)
Loss from discontinued operations	(237)	(876)
Cumulative effect of change in accounting principle,
net of tax benefit of $5,994	-	(11,162)

NET LOSS	$(2,148)	$(18,268)

Basic and diluted loss per share:
Loss from continuing operations	$(.07)	$(.25)
Loss from discontinued operations	(.01)	(.03)
Cumulative effect of changes in accounting principles	-	(.45)

Net loss	$(.08)	$(.73)

Weighted average number of common and common
equivalent shares - basic and diluted	25,376	25,075

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